Exhibit 99.1

Galaxy Gaming Reports Q3 2020 Financial Results

LAS VEGAS, November 17, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming, announced today its financial results for the fiscal quarter and nine months ended June 30, 2020.

Financial Highlights

Q3 2020 vs. Q3 2019

•	Revenue decreased 67% to $1,798K
•	Adjusted EBITDA decreased 98% to $36K1
•	Net loss of $(1,297)K vs. net income of $580K

9 Months 2020 vs. 9 Months 2019

•	Revenue decreased 57% to $6,956K
•	Adjusted EBITDA decreased 98% to $116K2
•	Net loss of $(3,387)K vs. net income of $2,096K

Balance Sheet Changes (vs. December 31, 2019)

•	Cash decreased 72% to $2,669K
•	Total long-term liabilities (gross) increased $571K to $48,590K
•	Stockholders’ deficit decreased to $(26,487)K

Executive Comments

“The highlight of Q3 was the acquisition of Progressive Games Partners LLC, strengthening our position the rapidly emerging online segment,” said Todd Cravens, Galaxy’s President and CEO. “In the physical casino segment, we saw a significant improvement over Q2, but it’s clear that the industry is not out of the woods yet.  We will continue to support our clients as they adjust to the continuing changes brought on by the pandemic.”

1 Adjusted EBITDA in Q3 2020 excludes approximately $183K of legal and other expenses related to our litigation with Triangulum Partners LLC.
2 Adjusted EBITDA in 9 months 2020 excludes approximately $836K of legal and other expenses related to our litigation with Triangulum Partners LLC.

“We used a significant amount of cash in the PGP acquisition but, with the recent completion of the Main Street financing, our liquidity remains adequate,” stated Harry Hagerty, Galaxy’s CFO.  “We remain grateful to our bank lenders for their help in securing this new financing and for their patience as we work through the financial consequences of the pandemic. We recently completed Amendment #7 to our Credit Agreement, which applies the $2.4 million Minimum EBITDA covenant to include Q3 2020 and all future periods.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	Phylicia Middleton (702) 936-5216
Investors:	Harry Hagerty (702) 938-1753